Exhibit 10.4

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AS INDICATED BY [REDACTED]

AND SEPARATELY FILED WITH THE COMMISSION.

SUPPLY AND FEATURE AGREEMENT

This Agreement is made this 30th day of October, 2007, by and among Ford Motor Company, a Delaware corporation (“Ford”), Avis Budget Car Rental, LLC, a Delaware Limited Liability Company (“ABCR”), and AESOP Leasing L.P., a Delaware limited partnership (“AESOP”),

WHEREAS the parties hereto desire to set forth the terms and conditions under which ABCR and Budget Licensees will acquire Ford Vehicles for use in or in support of businesses conducted by ABCR and Budget Licensees (as defined below) at various locations in the United States and for ABCR to feature and promote Ford Vehicles.

Ford and ABCR agree as follows:

1. Term of Agreement. This agreement shall be effective for the period beginning as of the date written above and ending August 31, 2011.

2. Definitions. The terms set forth below shall have the following meanings:

Acquire—to obtain, by purchase or lease, Vehicles for use in or in support of operations at Budget brand locations.

Acquisition—the act of Acquiring Vehicles.

Acquisition Year—each period of 12 months from and including September 1 to and including the next following August 31 during the term of this Agreement. Each such Acquisition Year shall be referred to by the calendar year next following the commencement of the Acquisition Year. For example, the 2008 Acquisition Year shall commence on September 1, 2007, and end on August 31, 2008. Acquisition Year may also be referred to as “Model Year”.

Annual Acquisition Plan— a written plan for Acquisitions by ABCR and Budget Licensees of Ford Vehicles for an Acquisition Year (see Section 4.1).

Base Annual Volume—defined in Section 5.2.

Budget Licensee—an independent person or entity that is authorized by ABCR’s subsidiary, Budget Rent A Car system, Inc, to conduct a daily motor vehicle rental business in the United States under any trademark of Budget.

Confidential Material—defined in Section 27.

Control—“control” (including “controlling,” “controlled by,” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation or other legal entity, whether through the ownership of voting securities, by contract, or otherwise.

Ford Dealer—an independent entity in the United States authorized by Ford to sell new Ford Vehicles under one or more dealer sales and service agreements.

Ford Fleet Programs—price incentives, guaranteed resale or repurchase incentives or similar programs offered by Ford to purchasers of Ford Vehicles for daily rental service in the United States.

Ford Vehicles—any new and previously unregistered Vehicles bearing the marks “Ford”, “Mercury” or “Lincoln” as from time to time are offered for sale by Ford in the United States to Ford Dealers for resale.

Program Letter—the document reflecting the specific arrangements agreed by ABCR and Ford for Ford Fleet Programs to meet the specific needs of the parties for each Acquisition Year. The Program Letter will be subject to the terms and conditions of this Agreement.

Projected Annual Volume—the number of Ford Vehicles that ABCR anticipates will be acquired by ABCR and Budget Licensees in each Acquisition Year, which number must be agreed to by Ford.

Promotional Programs—Programs carried out by ABCR, subject to the terms and conditions of this Agreement, that prominently feature Ford Vehicles and promote the rental thereof. Such programs may include, without limitation, major media, or other advertising, direct mail solicitations, catalogue covers, point of rental materials, and such other activities as ABCR may perform to promote Ford products in the Budget system and such other programs as Ford and ABCR may agree upon from time to time. It is understood that promotional programs will not be exclusive to Ford; however, ABCR agrees that it will not enter into any exclusive promotional programs for the Budget brand with any other manufacturer or agree to any promotional program with another manufacturer that compromises or disparages Ford and/or its products.

Vehicle—any new and unused passenger car, van or truck.

3. Ford’s Fleet Programs. Ford will offer to ABCR, as soon as practicable prior to the commencement of the Acquisition Year, the Ford Fleet Programs then being generally offered to large daily rental companies for the upcoming Acquisition Year. Ford reserves the right in its sole discretion to terminate, discontinue, amend, supplement, or modify any such Ford Fleet Programs at any time and without cause. After consultation between Ford and ABCR, the parties will annually execute a Program Letter incorporating the detailed terms of the Ford Fleet Program and modifications thereto for the coming Acquisition Year. ABCR’s executed Annual Program Letter will contain a certification by ABCR that Ford’s Fleet Program, including the Supply Program Payment, are reasonably necessary for Ford to be competitive with programs offered by other manufacturers to ABCR, or reasonably available to ABCR. Refusal to execute an Annual Program Letter will be considered a material breach of this Agreement, entitling Ford to cease all payments to ABCR.

4.	Annual Acquisition Plan

4.1. On or before July 1 of each Acquisition Year, ABCR and Ford will commence discussions and determine the volume of acquisitions by ABCR and Budget Licensees of Ford Vehicles for the following Acquisition Year (the “Annual Acquisition Plan”). The Plan will include total volume, by model for Acquisitions of Ford Vehicles. Ford will provide ABCR a good faith estimate of the volume and mix of Ford Vehicles likely to be available for acquisition for the upcoming Acquisition Year.

4.2. Each Month ABCR shall prepare and submit to Ford during the last week of the month a revision of the Annual Acquisition Plan showing the detail of Acquisitions of Ford Vehicles by ABCR and Budget Licensees by month and by vehicle line. Each revision will show a firm plan for Acquisitions of Ford Vehicles by month and by vehicle line for the next three months, and effective with the September submission, an estimate of acquisitions for the remainder of the Acquisition Year. ABCR will also provide Ford a schedule of repurchase program vehicle returns, by month and location, for Ford Vehicles anticipated to be returned in the current month and the following three months.

4.3 The mix of Ford Vehicles to be acquired in Acquisition Years after 2008 will be similar to the mix for the 2008 Model Year with changes mutually agreed by the parties, and will be recorded in the Program Letter for that Acquisition Year. Changes to mix shall include changes determined necessary by Ford to accommodate changes to its Vehicle line-up or Vehicle content. ABCR agrees that it will cause Ford Dealers to submit orders on a timely basis in order for Ford to schedule production of Ford Vehicles prior to December 31 of an Acquisition Year accounting for at least [REDACTED] of the total Ford Vehicles to be Acquired in that Acquisition Year.

5.	Annual Supply Program.

5.1 [REDACTED] ABCR acknowledges that from time to time in the past the demand for Ford Vehicles for retail and fleet sales in the United States has been at levels that required Ford to limit the allocation of such Vehicles available to fleet buyers such as ABCR and Budget Licensees. Accordingly, ABCR agrees that it is in the long-term interest of ABCR to make the undertakings set forth in this Agreement to ensure availability of Ford Vehicles.

5.2 In each Acquisition Year, the expected total Acquisitions by ABCR and Budget Licensees shall be at least [REDACTED] Ford Vehicles (“Base Annual Volume”). In no event shall the total Acquisitions be less than [REDACTED] Ford Vehicles in any Acquisition Year. Failure to achieve total Acquisitions of at least [REDACTED] Ford Vehicles will be a material breach by ABCR under this Agreement.

5.3 [REDACTED]

5.4 [REDACTED]

5.5 The ABCR officer most familiar with the Ford Program will sign the annual Program Letter. Such signature on the Program Letter shall evidence ABCR’s acknowledgement that the Ford Fleet Program provided to ABCR is reasonably necessary for Ford to be competitive with programs offered by other manufacturers to ABCR, or reasonably available to ABCR and the Program Letter shall contain such language. Refusal to sign an annual Program Letter will be considered a material breach of this Agreement, entitling Ford to cease all payments to ABCR.

6.	Ford Vehicle Allocation.

6.1. In consideration of the obligations undertaken by ABCR, Ford shall cooperate with Ford Dealers with whom ABCR or Budget Licensees negotiate the Acquisition of Ford Vehicles (consistent with the sales and service agreements between Ford and Ford Dealers) to make reasonable allocations of Ford Vehicles available for resale to ABCR and Budget Licensees. Subject to any production disruption described in Section 6.3, such reasonable allocation of Ford Vehicles in any Acquisition Year shall not be fewer than [REDACTED] Ford Vehicles in such numbers by vehicle class and Ford Fleet Program as Ford may, in consultation with ABCR, establish.

Ford may allocate fewer than [REDACTED] Ford Vehicles in an Acquisition Year if Ford and ABCR reasonably agree that the terms of the applicable Ford Fleet Programs are such that the lower allocation provides the equivalent rental usage and cost structure of [REDACTED] Ford Vehicles under prior year Ford Fleet Programs. If the parties are unable to agree that an allocation of less than [REDACTED] Ford Vehicles provides such equivalent usage and cost structure, the reduced allocation will be accepted by ABCR. In these circumstances, Ford will use its reasonable best efforts to allocate the maximum number of Ford Vehicles to ABCR. For the sake of the equivalent use calculation all at risk vehicles will have an assumed life of [REDACTED].

6.2 With respect to any additional allocation above [REDACTED] Ford Vehicles in an Acquisition Year, Ford shall make reasonable efforts to fill orders for Ford Vehicles to be Acquired by ABC or Budget Licensees, it being understood that Ford is subject to concurrent commitments to provide Ford Vehicles to Ford Dealers for other purposes, including demand for Ford Vehicles for retail sales. In the event Ford determines such commitments cannot be satisfied from existing Ford Vehicle production capacity, Ford shall have the right to allocate available Ford Vehicle production to balance those commitments in the manner it deems most appropriate in its business judgment. It is further understood that Ford will target to offer additional vehicles to ABCR above the agreed upon minimum [REDACTED] in at minimum volumes proportional to such offers to other fleet accounts with similar minimum volume’s and similarly situated. ABCR agrees that an offer in such circumstances is not a commitment by Ford to produce or ship the quantities of vehicles specified and that volumes are based on a number of economic and business factors, variables, and assumptions, some or all of which may change over time and may or may not be accurate at the time they were made or at any future time.

6.3. If, because of (a) shortage or curtailment of material, labor, transportation, or utility service; (b) any labor or production difficulty; (c) any governmental action; or (d) any cause beyond the reasonable control of Ford or Ford Affiliates, Ford Vehicle production is disrupted and material deliveries of Ford Vehicles to be Acquired by ABCR or Budget Licensees are delayed as a result, then ABCR and Ford shall make good faith, reasonable efforts to revise the affected Annual Acquisition Plan or Plans so that a minimum volume of [REDACTED] Ford Vehicles shall be attained. If the Acquisition of [REDACTED] Ford Vehicles is not attained despite the good faith, reasonable efforts of ABCR to revise the Annual Acquisition Plan, then the liquidated damages of Section 8 shall not apply to the extent of any shortfall solely attributable to a production disruption described in this Section.

7. ABCR Certificates on Acquisitions. At the end of each program year, a representative of the ABCR Fleet Department and members of Ford ABCR Account Management Team will meet to agree on the total acquisitions made by ABCR and the Budget Licensees during the Acquisition Year. If there is a dispute that cannot be resolved between the parties the dispute resolution procedure set forth in Section 29 herein will be followed. Upon reasonable request and notice by Ford, Ford may periodically examine ABCR’s Vehicle reporting system.

8. Budget Purchase Decision.

8.1. In the event ABCR and Budget Licensees shall Acquire fewer than [REDACTED] Ford Vehicles in any Acquisition Year, ABCR and Ford agree that Ford would be harmed by the consequent loss of profit, production and exposure of Ford Vehicles to rental customers of ABCR and Budget Licensees who are potential purchasers of Ford Vehicles, and that the damages to Ford would be difficult to ascertain. Accordingly, ABCR agrees to pay Ford liquidated damages of [REDACTED] per vehicle for any shortfall below [REDACTED] Ford Vehicles Acquired by ABCR and Budget Licensees in any Acquisition Year. Such payment shall be in lieu of all other rights and remedies. [REDACTED]

8.2. Such liquidated damages shall be paid [REDACTED] days after agreement on the volume is made under Section 7 of this Agreement. Upon prior written notice to ABCR, Ford may offset the amount of any such damages against any payments then due or thereafter becoming due from Ford to ABCR in the manner provided by Section 24, without limiting any right or remedy Ford may have to collect such liquidated damages from Budget.

9. Budget Licensee Program.

9.1 ABCR agrees that in each Acquisition Year it will develop a program to promote the acquisition and use of Ford Vehicles by Budget Licensees (“Licensee Program”). It is understood that ABCR does not control the type of vehicles Budget Licensees acquire and use in their rental fleets.

9.2 ABCR will be responsible for the Licensee Program, including forecasting acquisitions, communications and payment to Budget Licensees. The Licensee Program will be funded and administered by ABCR. The amount funded will not be less than [REDACTED] of the payments associated with the vehicles purchased by the Licensees. The Licensee Program will be reviewed with Ford prior to each Acquisition Year and ABCR will work with Ford to address any concerns expressed by Ford prior to implementation. ABCR will have no obligation to fund a licensee Program if Base Annual Volume is not exceeded. ABCR will have until August 1st of each program year to notify Ford in writing of its intent to decline to conduct a Licensee Program if the base volume is not exceeded for that year. In such case, if ABCR declines to administer and fund a Licensee Program, Ford reserves the right to enter into negotiations with the Budget Licensees and fund a Budget Licensee Program which could result in a revised Purchase Plan to ABCR.

9.3 [REDACTED]

10. Operations in Other Countries. ABCR will encourage subsidiaries in Canada, Puerto Rico, Australia and New Zealand to negotiate programs with the respective Ford affiliate companies in those areas for the acquisition of vehicles by ABCR’s subsidiaries and their licensees.

11. Option Allocation Agreements. ABCR agrees that so long as it purchases Ford Vehicles that are subject to Ford’s Daily Rental Repurchase Program (one of the Fleet Programs referenced in Paragraph 3 of this Agreement), ABCR will enter into an Option Allocation Agreement in which the amount allocated to the repurchase option shall equal the estimate, reasonably determined by Ford, of any loss on the resale of such Ford Vehicles. Each such Option Allocation agreement will provide that the parties will reflect the allocations set forth therein in all federal, state and local-income tax returns. An Option Allocation Agreement shall not apply for the calendar years 2007 and 2008. Beginning with model year 2009, and for the two model years thereafter, reactivation of the Option Allocation Agreement will be part of the annual Program Letter discussions between ABCR and Ford unless such allocation or Agreement does not comply with the law or application regulation.

[Feature Provisions]

12. Promotional Programs.

12.1	Subject to the terms and conditions hereof, during each Model Year ABCR shall:

(a) Vigorously carry out Promotional Programs;

(b) perform surveys and services as may be mutually agreed to from time to time by Ford and ABCR;

(c) prominently feature Ford and Lincoln Mercury products at substantially all Budget locations; and

(d) meet with Ford’s ABCR Account Manager prior to each Acquisition Year, or more frequently if deemed mutually desirable, to communicate ABCR’s plans for Promotional Programs for the following Acquisition Year and to review Ford’s advertising guidelines. Subsequent to such meeting, ABCR shall immediately notify Ford’s ABCR Account Manager of any change in promotional direction. ABCR will not run any Promotional Program that (a) could damage the reputation of Ford or its products, (b) promotes irresponsible driving practices and/or (c) includes advertising that is false or misleading. When a Ford vehicle is featured, it will be done in accordance with the custom of the RAC industry and Ford guidelines. Any vehicle that will be featured in a way that is different than past practices will be reviewed with Ford in advance. If Ford reasonably deems that the Promotional Program is unsatisfactory and Ford so notifies ABCR, ABCR shall make such changes as are mutually agreeable to both Ford and ABCR. Ford reserves the right to invoke prior review and agreement to all ABCR advertising if Ford believes ABCR advertising is harming the Ford Motor Company and/or its products. From time to time and upon request of Ford or ABCR both parties will meet to review Promotional Plans to ensure both parties are in agreement to the promotion programs planned or currently in process.

(e) Send to Ford prior to [REDACTED], a summary of Promotional Programs implemented by ABCR for the Budget Brand during the preceding quarter so that Ford may determine [REDACTED]. If Ford reasonably deems the Promotional Programs and/or the value to Ford of such programs to be unsatisfactory, Ford and ABCR will work together toward a satisfactory resolution. If the parties are unable to resolve their differences they will enter dispute resolution as described in Section 29 herein. ABCR will feature Ford products in advertising and promotions associated with its Budget brand. This agreement to feature Ford products [REDACTED].

12.2 With respect to Budget Licensees, during each Model Year ABCR shall timely communicate its promotional activities pursuant to this Section with such Licensees and shall distribute information about such activities to them. ABCR shall vigorously promote such activities to Budget Licensees in substantially the same manner and to the same extent that ABCR has historically promoted such promotional activities with Budget Licensees. The parties understand that ABCR does not control the types of promotional activities of Budget Licensees.

13. Criteria for Promotional Programs Featuring Ford. Promotional Programs shall meet the following criteria:

(a) they shall be published, placed or controlled by ABCR; and

(b) they shall use or contain the name of a Ford Vehicle or refer by name to Ford Motor Company in accordance with the custom of the daily rental industry with a tag line substantially similar to the following: “We feature Ford and Lincoln Mercury Vehicles” at least once with an influence value and with a prominence that is reasonably satisfactory to Ford; and

(c) they shall, where feasible, use or contain a pictorial representation of a Ford Vehicle of that Model Year (furnished by Ford from time to time in accordance with Section 16 hereof) with an influence value and with a prominence reasonably satisfactory to Ford; and

(d) When featuring Ford Vehicles they shall not, except as Ford may consent in advance contain any pictorial representations, trade name or endorsement of, or testimonial to, any vehicle other that a Ford Vehicle, or any reference by name to any vehicle manufacturer other than Ford.

14. [REDACTED]

14.1 [REDACTED]

14.2	[REDACTED]

14.3	Beginning with the 2009 Acquisition Year through 2011 Acquisition Year, Ford agrees [REDACTED].

(a) For the 2009 Program Year, [REDACTED]

Multiplied by a fraction, the numerator of which is the CPI for April 2008 and the denominator of which shall be the CPI for April 2007, or [REDACTED], whichever is smaller;

(b) For the 2010 Acquisition Year, [REDACTED] multiplied by a fraction, the numerator of which is the CPI for April 2009 and the denominator of which shall be the CPI for April 2008, or [REDACTED], whichever is smaller;

(c) For the 2011 Acquisition Year, [REDACTED] multiplied by a fraction, the numerator of which is the CPI for April 2010 and the denominator of which shall be the CPI for April 2009, or [REDACTED], whichever is smaller;

As used herein, “CPI means the United States Department of Labor’s Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers, or the successor of such Index.

15. No Use of Ford in Script, Etc. ABCR will not use, and will use all reasonable efforts to prevent the use at any Budget location not owned by ABCR, any advertising or promotional materials that contain: the Ford script-in-oval trademark; the word “Ford” or “Ford Motor Company” in script; or any statement that is detrimental to Ford or to the good name of Ford, or to any product made or sold by Ford.

16. Pictures of Ford Vehicles. Ford will furnish to ABCR, from time to time, pictorial representations of Ford Vehicles for use by ABCR in its advertising and promotion. Each pictorial representation of a Ford vehicle used in a Promotional Program originally released more than one month after the public introduction of a new model of such Ford Vehicle will, if practicable, be a pictorial representation of such new model.

17. Furnishing Copies of Promotional Programs. ABCR will furnish to Ford, upon request copies or examples of all Promotional Program materials (including, without limitation, print advertisements, collateral material, mat services, telecommunication material and outdoor displays) prepared for ABCR or on ABCR’s behalf and placed through its advertising agencies during the month preceding such request.

18. No Copyright Violation. ABCR represents, warrants and covenants that no Promotional Program or other information or material released by ABCR or under its control will contain any reference to Ford or a Ford Vehicle that would reflect unfavorably on Ford, or, to the best of ABCR’s knowledge violate the copyright or right of privacy of, or constitute a libel or slander or actionable derogation of, or violate any legal or equitable right of, any person or entity; and in all other respects ABCR agrees, in the performance of its services hereunder, to comply with all laws, rules and regulations and other legal requirements applicable to the performance of such services. ABCR agrees to take reasonable steps to ensure that the Budget Licensees are aware of these obligations and will abide by them.

19. ABCR’s Indemnity of Ford. ABCR will indemnify and hold harmless Ford, and its dealers from and against all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys fees) arising out of or connected with any advertising, promotion or publicity released by ABCR or under ABCR’s control and with any failure by ABCR to perform its obligations hereunder.

20. Ford’s Indemnity of ABCR. Ford will indemnify and hold harmless ABCR , its affiliates and Budget Licensees from and against all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys fees) arising out of or connected with the proper use of any pictorial representation, information or data furnished by Ford hereunder and with any failure by Ford to perform its obligations hereunder.

[General Provisions]

21. Illegality of Agreement.

22. If any provision of this Agreement is rendered invalid, illegal or unenforceable by enactment of a statute or a final decision by a court or governmental agency of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired.

22.2 If, in the opinion of legal counsel to Ford, the enactment of a statute or a final decision by a court or governmental agency of competent jurisdiction would likely require Ford to make payments [REDACTED] to or for the benefit of Ford Dealers or others, either party may terminate the provisions of this Agreement relating to [REDACTED] Promotional Programs, effective immediately upon notice to the other party. Upon such notice, neither party shall have further obligation to the other under those provisions, except as to obligations that are due and payable as of the date of partial termination.

23. Right to Audit ABCR Records. Ford shall have the right, through its duly authorized agents or representatives, to examine copy and audit all records of ABCR relating to its obligations under this Agreement at reasonable times and intervals during normal business hours and upon two days’ prior written notice in order to verify ABCR’s compliance with such obligations. Such records will include, without limitation, all documents of ABCR and such Budget Licensee information as ABCR may have in its custody pertaining to the Promotional Programs and the Acquisition of Ford Vehicles by ABCR or Budget Licensees. ABCR agrees to retain all records and documents, including journals and ledgers, which relate in any way to such Acquisition and Promotional Programs for two Model Years prior to any Model Year.

24. Right of Offset.

24.1 Immediately upon the failure of Ford, Ford Dealers or Ford Motor Credit Company (and their successors or assigns) to receive timely payment of amounts owed with respect to the purchase of Ford Vehicles, Ford shall have the following rights:

(a) The right to offset against such unpaid amount plus any amounts which ABCR may owe to Ford or Ford Dealers, any amounts which Ford may owe to ABCR for the repurchase of Ford Motor Vehicles; provided, however the foregoing shall in no way affect, modify or limit the obligations which Ford may owe to AESOP Leasing L.P., AESOP Leasing Corp. II, AESOP Funding II LLC or any trustee or lender to AESOP Funding II LLC.

(b) The right to offset against such unpaid amount plus any amounts which ABCR may owe to Ford or Ford Dealers, any and all amounts which Ford or it subsidiaries or its affiliates may owe to ABCR for any reason; provided, however, the foregoing shall in no way affect, modify or limit the obligations which Ford may owe to AESOP Leasing LP., AESOP Leasing Corp, II, AESOP Funding II LLC, or any trustee or lender to AESOP Funding II, LLC.

(c) The right to terminate shipment of and stop in-transit any Vehicles in the process of shipment to ABCR.

24.2 Anything herein to the contrary notwithstanding, the provisions of this Section 24 shall not affect, limit or modify any obligations of Ford to AESOP Leasing LP, AESOP Leasing Corp. II or AESOP Funding II LLC or their respective lenders.

24.3 ABCR, on behalf of itself, any entities it controls and any entities providing services to it relating to the purchase, Acquisition, or use of Ford Vehicles, agrees that none of them will assert any interest in any Ford Vehicles adverse to the ownership or security interests of Ford, any Ford Dealer, or Ford Motor Credit Company prior to the payment in full for the Ford Vehicle.

25. Entire Agreement. Subject to Section 37, this Agreement contains the entire agreement among the parties and supersedes any prior agreements and understandings, written and oral, between ABCR and Ford with respect to the subject matter hereof

This Agreement may not be changed in any way except by a writing signed and delivered by the duly authorized representatives of Ford and ABCR.

26. Notices. Any notice, consent, approval or other communication required or permitted hereunder shall be in writing, shall be transmitted given by registered or certified United States Mail or by express mail courier service, and shall be deemed given when deposited in the mail, postage prepaid and addressed as follows:

(a) if to Ford:

Ford Motor Company

Regent Court Building

16800 Executive Plaza Drive

Dearborn, MI 48126

Attention: Executive Director, Rental, Lease and Remarketing Operations

with a copy to:

Ford Motor Company

Office of the Secretary

One American Road

Dearborn, Michigan 48126; and

(b) if to ABCR:

Avis Budget Car Rental, LLC

6 Sylvan Way

Parsippany, New Jersey 07054

Attention: SVP Fleet Services

(c) if to AESOP:

AESOP Leasing LP

6 Sylvan Way

Parsippany, New Jersey 07054

Attention: Karen C. Sclafani

Such addresses may be changed by notice given in like manner.

27. Confidentiality. This Agreement, or any part of the contents hereof, and all records, statements and matters relating hereto including information obtained or provided pursuant to Paragraph 23 (collectively “Confidential Material”) shall be treated as confidential and each of the parties shall take or cause to be taken the same degree of care in preventing disclosure of the Confidential Material as it does with its own confidential trade or business information. Further, except as may otherwise be required by law or by subpoena or civil investigative demand, neither party shall provide the Confidential Material, or any part thereof, to any other person or legal entity, without the prior written consent of the other, which consent shall not be withheld unreasonably. In disclosing the Confidential Material to any person or legal entity, the disclosing party will impose on the receiving party the same degree of confidentially and care that the parties have undertaken in the first sentence of this Section or, in the case of Confidential Material supplied to any person or governmental agency pursuant to subpoena or civil investigative demand, requirement of the Securities and Exchange Commission or similar request, the disclosing party will seek an appropriate protective order or confidential treatment, and will use its best efforts to assure that the receiving party or entity returns all copies of all the Confidential Material that shall have been furnished to it, promptly after the receiving party or entity shall have completed its required analysis or review of such Confidential Material.

28. Michigan Law. This Agreement shall in all respects be governed by and be construed in accordance with the laws of the State of Michigan without giving effect to the principles of conflicts of laws thereof. Any litigation regarding this Agreement shall be brought only in the United States District Court in Detroit, Michigan. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such litigation in that Court, and agree not to plead or claim that such litigation has been brought in an inconvenient forum. Neither party shall be liable for any special, incidental, consequential or punitive damages caused by or arising out of any performance or non-performance of this Agreement.

29. Dispute Resolution. If a dispute arises between the parties relating to this Agreement, the following procedure shall be implemented before either party pursues other available remedies except that either party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

(a) The parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled hereunder.

(b) If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the CPR Institute for Dispute Resolution and to bear equally the costs of the mediation.

(c) The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the CPR Institute for Dispute Resolution if they have been unable to agree upon such appointment within 20 days from the conclusion of the negotiation period.

(d) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator.

(e) Mediation or arbitration shall take place in the City of Dearborn, Michigan unless otherwise agreed by the parties. The substantive and procedural law of the State of Michigan shall apply to the proceedings. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. § 1 et seq. and judgment upon the award rendered by the Arbitrator, if any, may be entered by a court as provided in Section 28.

30. Termination

30.1	Ford and ABCR may terminate this Agreement upon mutual agreement at any time.

30.2 The non-breaching party may terminate this Agreement if the other party shall materially breach any material representation, warranty, covenant or obligation contained in this Agreement, and such other party shall fail to cure such breach, if capable of cure, within 90 days after the date written notice specifying the nature of such breach is received by it from the non-breaching party (or such longer period of time if permitted by the non-breaching party in writing).

30.3 A party may terminate this Agreement effective immediately by giving written notice to the other party in the event the other party is adjudged insolvent or bankrupt, or upon the institution of any proceeding by or against the other party (and, in the latter case, not dismissed within 30 days) seeking relief, reorganization or arrangement under any Law relating to insolvency, or for the making of any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator or trustee of any substantial part of the other party’s property or assets, or upon liquidation, dissolution or winding up of the other party’s business.

30.4 Termination or expiration of this Agreement shall not affect either party’s obligations in existence on or prior to the effective date of the termination or expiration.

30.6 The provisions set forth in Sections 5.4, 11, 14, 15, 17, 19, 20, 21, 23, 24, 25, 27, 28, and 29 of this Agreement shall survive the termination or expiration of this Agreement to the extent required for their full observance and performance.

31. Failure to Perform due to Strike, etc Excused. Other than as to payment obligations, if the failure of either party to fulfill its obligations within the time periods set forth in this Agreement, arise because of circumstances such as acts of God, acts of government, floods, fires, explosions, accidents, strikes or other labor disturbances, wars, civil insurrection, sabotage, nuclear or environmental disaster or other similar circumstances wholly outside the control of the defaulting Party (collectively, “Force Majeure Event”), then such failure shall be excused hereunder for the duration of such Force Majeure Event., In the event a Force Majeure Event continues for more than thirty calendar days, or a mutually-recognized significant reduction in air travel occurs, the parties will commence negotiations in an effort to agree on modifications to this Agreement permitting both parties to continue without substantial penalty.

32. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

33. Waivers and Extensions. The parties to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision will be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision. No waiver or extension of time for performance of any obligations or acts will be deemed a waiver or extension of the time for performance of any other obligations or acts.

34. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of ABCR and Ford and their respective successors and assigns; provided, however, no assignment of the obligations of ABCR or Ford hereunder shall release ABCR or Ford, as assignor, from the performance of its obligations for the remainder of the term of this Agreement following any assignment. This Agreement and the rights, duties and obligations contained in it may not be assigned by a party without the prior written consent of the other party, provided the other party receives at least 30 days notice of the proposed assignment and its terms. Information reasonably requested from the proposed assignor or assignee will be provided at least 10 business days prior to the date any consent is due.

35. Headings. The paragraph headings herein are included for convenience of reference only and shall not be deemed a part of this Agreement.

36. Ford Acknowledgement. Ford acknowledges that Vehicles purchased pursuant to this Agreement may be utilized in the rental car operations of both the Avis and Budget brand subsidiaries of ABCR. In the event ABCR or its parent or affiliates acquire a rental car company, the parties will commence discussions to determine whether the newly acquired company will be included in this acknowledgement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the day and year first above written.

FORD MOTOR COMPANY		Avis Budget Car Rental, LLC

By:	/s/ Francisco Codina	By:	/s/ Edward Gitlitz

Its:		Its:	Senior V.P., Fleet Services
Group Vice President
N.A. Marketing Sales & Service

AESOP LEASING L.P.
By AESOP LEASING CORP., its General Partner

By:	/s/ Karen C. Sclafani

Its:	EVP & General Counsel